EXHIBIT 2.1

ASSET PURCHASE AGREEMENT BY AND BETWEEN

AMERICAN BIO MEDICA CORPORATION

and

Healgen Scientific Limited Liability Company

December 19, 2022

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2022, by and between American Bio Medica Corporation (“Seller”) and Healgen Scientific Limited Liability Company (“Buyer”).

RECITALS

A.	Seller is engaged in the business of manufacturing and distributing point of care tests in the clinical, forensic, employment, criminal justice and insurance markets for pregnancy, women’s health, infectious disease, toxicology (urine, orals, and hair) (collectively, the “Business”);

B.	Buyer desires to purchase from Seller, and Seller wishes to sell and assign to Buyer, substantially all properties, business, and assets of Seller used and/or useful in the operation of the Business (“Acquired Assets”), and Buyer wishes to purchase Acquired Assets. Buyer shall not assume any liabilities except for specific Assumed Liabilities (as defined herein); and

C.	Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

D.	Capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 8.9.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I. PURCHASE AND SALE OF ASSETS.

Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys, and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of the Seller’s right, title and interest in, to and under the Acquired Assets, free and clear of all Liens except Permitted Liens. “Acquired Assets” means all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business, which assets, properties and rights include, without limitation, the following:

(a)	The Owned Real Property;

(b)	Intentionally omitted

(c)	All tangible personal property (whether as owner, lessor, lessee or otherwise), including, without limitation, all machinery, equipment, instruments and vehicles;

(d)

Except as set forth on Section 1.2(b) of the Disclosure Schedule, all Intellectual Property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained), and other rights, remedies against infringements of, and rights to protection of interests in Intellectual Property under the Laws of all jurisdictions;

(e)	The contracts listed on Section 1.1(e) of the Disclosure Schedule and all associated rights of Seller (the “Contracts”);

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(f)	To the extent permitted by applicable Law, all Permits obtained by, on behalf of, or for the benefit of Seller from any Governmental Authority used in the operation of the Business;

(g)	All books, records and other printed or written materials used and/or useful in the operation of the Business;

(h)

All choses in action, causes of action (except for those causes of action that are related exclusively to any of the Excluded Assets), claims, and demands of Seller (whether known or unknown, matured or unmatured, accrued or contingent), including rights to returned or repossessed goods and rights as an unpaid vendor; rights of recovery, rights of warranty and indemnity, rights to product liability insurance proceeds, rights of set-off and rights of recoupment; all security deposits, utility deposits and other deposits; all marketing and advertising materials, all supplies and miscellaneous assets; the Uniform Product Code Symbols of Seller; and the use of any telephone numbers that are used in the operation of the Business;

(i)	All assets identified on Section 1.1(i) of the Disclosure Schedule;

(j)

All inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods (“Inventories”); and

(k)	All claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

Section 1.2. Excluded Assets. “Excluded Assets” means:

(a)	all cash, cash equivalents, accounts receivable, short-term investments and marketable securities of Seller wherever located;

(b)	the assets, properties, and rights specifically listed and described on Section 1.2(b) of the Disclosure Schedule; and

(c)	all other assets of Seller not used or held for use in the operation of the Business.

Section 1.3. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the Assumed Liabilities as of the Closing. Buyer shall not assume or have any responsibility with respect to any liability of Seller that is not an Assumed Liability. “Assumed Liabilities” means obligations of Seller arising from and after Closing directly relating to the Acquired Assets, and specifically limited to the following:

(a)	all Liabilities arising under or relating to the Contracts listed on Section 1.1(e) of the Disclosure Schedule that occur after the Closing Date resulting from the Buyer’s actions or inactions; and

(b)	all Liabilities for Taxes relating to the Acquired Assets or the Assumed Liabilities beginning after the Closing Date.

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Section 1.4. Retained Liabilities. Notwithstanding anything to the contrary contained in Section 1.3 or elsewhere in this Agreement, Seller shall maintain sole responsibility of, and solely shall retain, pay, perform, any Liabilities other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including, but not limited to:

(a)	any Liabilities arising out of or relating to the operation of Seller’s business prior to the Closing Date;

(b)	Liabilities relating to or arising out of the Excluded Assets;

(c)

any Liability of Seller under this Agreement or any other transaction documents related hereto and the transactions contemplated hereby and thereby, including any Liability of Seller for fees and expenses of counsel, accountants, consultants, advisers and others; and

(d)	any Liability of Seller that is not an Assumed Liability.

Section 1.5. Purchase Price. The aggregate purchase price for the Acquired Assets (the “Purchase Price”) shall be equal to Three Million Dollars ($3,000,000).

Section 1.6. Debt Repayment Amount. At the Closing, Buyer shall deliver to the creditors of the Seller set forth in Section 1.6 of the Disclosure Schedule, by wire transfer of immediately available funds, all amounts necessary to repay in full all indebtedness for borrowed money (including, in each case, the principal and accrued interest and all other costs, expenses and charges of indebtedness due to such creditors)and unpaid tax liens (collectively, the “Debt Repayment Amount”), as set forth in Section 1.6 of the Disclosure Schedule. As a condition precedent to the Closing, the Seller will obtain a payoff letter and termination and release document from each creditor who shall receive a portion of the Debt Repayment Amount. In addition, the Buyer shall deposit Three Hundred Thousand Dollars in a Retention Fund as set forth in 5.4(e).

Section 1.7. Allocation. The parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation set forth on Section 1.7 of the Disclosure Schedule, which was arrived at in arm’s length negotiations between the parties. Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Section 1.8. Insurance Tail Policy. Seller will obtain a tail policy for products liability insurance for products sold or manufactured by Seller on or before Closing, such policy reasonably satisfactory to Seller and to last for a period of twenty four (24) months after the Closing.

Section 1.9. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, on two business days subsequent to approval by the stockholders of Seller holding sufficient shares of capital stock of Seller to approve the transaction in accordance with the New York Business Corporation Law (Shareholder Approval”) by the remote exchange of electronic copies of documents and signatures, or at another time and place, or on another date, as the parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.10. Closing Obligations.

(a)	At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(1)	a bill of sale for all of the Acquired Assets that are tangible personal property, in form reasonably satisfactory to Buyer and Seller (the “Bill of Sale”), duly executed by Seller;

(2)

an assignment of all of the Acquired Assets that are intangible personal property in a form satisfactory to Buyer, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilites, in form reasonably satisfactory to Buyer and Seller (the “Assignment and Assumption Agreement”), duly executed by Seller;

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(3)

assignments of all Intellectual Property assets and separate assignments of all registered marks and patents, in each case, other than Intellectual Property assets, marks and patents listed on Section 1.2(b) of the Disclosure Schedule, in form reasonably satisfactory to Buyer and Seller (collectively, the “IP Assignments”), duly executed by Seller;

(4)

assignments of all Seller’s 510K’s set forth in Section 1.1(i) of the Disclosure Schedule and delist the Seller’s 510K’s set forth in Section 1.1(i) of the Disclosure Schedule with the FDA and file such documents to transfer ownership to Buyer (the “510K Assignments”), duly executed by Seller;

(5)	with respect to the Owned Real Property, originals executed by Seller of the following (collectively, the “Real Estate Documents”):

(i)

A Warranty Deed properly executed in proper form for recording so as to convey title to the Owned Real Property as required by this Agreement containing a blanket legal description; provided, however, that if such blanket legal description is not contained in the deed, Buyer’s title insurance policy shall contain a contiguity endorsement at no special premium to Buyer.

(ii)	To the extent they are then in Seller’s possession and not posted at the Owned Real Estate, Permits issued for or with respect to the Owned Real Estate by Governmental Authorities having jurisdiction.

(iii)

Evidence of a title insurance policy issued to Buyer (or, if issued to Seller, then reimbursed by Buyer) and such affidavits as Buyer’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against Persons whose names are the same as or similar to Seller’s name.

(iv)

Checks to the order of the appropriate officers in payment of all applicable Transfer Taxes and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority.

(v)	A certification that Seller is not a foreign person as that term is used in Treasury Regulations Section 1.1445–2.

(vi)

A resolution of Seller’s board of directors and shareholders authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying to the adoption of such resolution.

(vii)

Any and all other documents customarily delivered at real estate closings in the location of the Owned Real Property reasonably necessary to record the deed and obtain the title insurance provided for in this Agreement.

(6)

a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the charter and bylaws or other applicable governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby;

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(7)	all required written consents or written notices required by Contracts for Buyer to assume Contracts set forth on Section 1.1(e) of the Disclosure Schedule; and

(8)

a payoff letter and termination and release document from each creditor listed in Section 1.6 of the Disclosure Schedule indicating all indebtedness for borrowed money has been paid in full and that any security interest related thereto is terminated and released, in form satisfactory to Buyer (the “Payoff Letter”), duly executed by Seller.

(9)	An employment agreement by and between the Buyer and Melissa Waterhouse (the “Waterhouse Employment Agreement”), duly executed by Melissa Waterhouse in a form satisfactory to Buyer;

(10)

An employment agreement by and between the Buyer and Lawrence Ferringo (the “Ferringo Employment Agreement”, and, together with the Waterhouse Employment Agreement, the “Employment Agreements”), duly executed by Lawrence Ferringo in a form satisfactory to Buyer; and

(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1)

an amount equal to the Purchase Price, less Debt Repayment Amount, less Retention Fund plus fifty percent of unused Accrued Vacation Pay on Closing Date, by wire transfer of immediately available funds to the account specified by the Seller in Section 1.8(b)(1) of the Disclosure Schedule;

(2)	the Bill of Sale, duly executed by Buyer;

(3)	the Assignment and Assumption Agreement, duly executed by Buyer;

(4)	the IP Assignments, duly executed by Buyer;

(5)	the 510K Assignments, duly executed by Buyer;

(6)	the Real Estate Documents, duly executed by Buyer (as applicable);

(7)

a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the charter and bylaws or other applicable governing documents of Buyer, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the transactions contemplated hereby;

(8)	the Payoff Letter, duly executed by Buyer; and

(9)	the Employment Agreements, duly executed by Buyer.

Article II. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Buyer as follows, as of the date of this Agreement:

Section 2.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 2.2. Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by Seller’s board and shareholders and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of any other document to which Seller is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedule, each of such other documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 2.3. Non-Contravention; Filings and Consents.

(a)

The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)	contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Seller;

(2)	contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(3)

require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(4)	result in the imposition or creation of any Lien on, or with respect to, any of the Acquired Assets;

except, in the cases of clauses (2) and (3) above, where the violation, breach, conflict, default, termination, vesting, amendment, acceleration, cancellation or failure to give notice or obtain consent, would not have an effect deemed by Buyer to be material.

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(b)

The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any Permit of, action by, filing with or notification to, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, an effect deemed by Buyer to be material. For purposes of this Agreement, “Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 2.4. Financial Statements.

(a)

Seller has previously delivered to Buyer true and complete copies of its: (i) audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended 2021, including all applicable footnotes; and (ii) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the nine-month period ended September 30 2022 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition of Seller as at the end of the covered periods and the results of its operations and its cash flows for the covered periods. The Financial Statements were prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not, in the aggregate, be material), and the lack of footnotes.

(b)

Except as and to the extent disclosed in the Current Financial Statements, Seller has no Liabilities, other than (i) executor obligations under Seller agreements that are not required to be set forth in the Current Financial Statements in accordance with GAAP; (ii) Liabilities incurred in the ordinary course of business since September 30, 2022; and (iii) Liabilities required by GAAP to be reflected or reserved in the Financial Statements.

Section 2.5. Absence of Certain Changes. Since September 30, 2022 through the date of this Agreement, (a) there has not been a Material Adverse Effect, (b) Seller has conducted its business only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement.

Section 2.6. Employee Benefit Plans. For the past three (3) years, the Seller has not maintained, established, sponsored, participated in or contributed to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 2.7. Labor and Employment Matters.

(a)

Seller is not a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of Seller is represented by any union with respect to his or her employment by Seller. There is no claim or grievance pending or, to the Knowledge of Seller, threatened against Seller relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints. To the Knowledge of Seller, there is no activity or proceeding by a labor union or representative thereof to organize any employees of Seller, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

(b)

There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of Seller and Seller has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

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(c)	There have not been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

(d)

Section 2.7(d) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Seller with respect to the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2021; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan.

(e)

To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller with respect to the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of the Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as carried on by Seller.

Section 2.8. Litigation.

(a)

There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to the Knowledge of Seller, threatened against or affecting Seller, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding Order (i) that prohibits Seller from conducting the Business as now conducted or (ii) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

(b)

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 2.9. Tax Matters.

(a)

Except as set forth on Section 2.9(a) of the Disclosure Schedule, all Taxes payable with respect to the Acquired Assets and the Assumed Liabilities have been or will be fully and timely paid. All Tax returns required to be filed by Seller for any pre-Closing tax period have been, or will be, timely filed on or before Closing. Such Tax returns are, and will be, true, complete and correct in all respects.

(b)

There are no Liens for Taxes upon any Acquired Assets, except for Permitted Liens. There are no pending, nor has Seller received written notice of any, Tax audits, examinations, claims, actions, assessments, levies, or other Actions of, or with respect to, Seller, the Acquired Assets, or the operation of Seller’s trades or businesses, and there are no unresolved written notices of deficiency, proposed deficiency, or assessment from any Governmental Authority with respect to Taxes of, or relating to, the Acquired Assets and the Business. All material deficiencies asserted or assessments made for Taxes due with respect to the Acquired Assets and the Business as a result of any completed and settled examinations or any concluded litigation have been fully paid.

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(c)	Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(d)

For purposes of this Agreement, “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

Section 2.10. Compliance with Laws; Permits.

(a)

Seller has not been in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a “Law”) or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to Seller or by which any property or asset of Seller is bound or affected; except, in the case of clauses (i) and (ii), where the conflict, default or violation would not have a an effect determined by the Buyer to be material.

(b)	Seller has not received any written notice

(1)	of any default or violation as described in clause (a) above;

(2)	of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to Seller; or

(3)	from any Governmental Authority alleging that Seller is not in compliance with any applicable Law or Order.

(c)

Seller has all material permits, licenses, orders, registrations, certificates, variances, authorizations, consents, approvals, franchises, and similar rights from Governmental Entities required to conduct the Business as currently conducted (“Permits”) and such Permits are valid and in full force and effect. Seller is in compliance with the terms of such Permits and, as of the date of this Agreement, has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 2.11. Environmental Matters.

(a)	Seller has complied at all times with all applicable Environmental Laws.

(b)

No property currently owned or operated by Seller has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law.

(c)	Seller has not received any written notice, demand, letter, claim or request for information alleging that Seller is in violation of or liable under any Environmental Law.

(d)

Seller is not subject to any order, decree or injunction with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

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For purposes of this Agreement, “Environmental Law” means any federal, state or local statute, Law, or Order relating to: (i) the protection of health and safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance; and “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or byproduct, asbestos-containing material, polychlorinated biphenyls or radioactive material.

Section 2.12. Intellectual Property.

(a)

Seller owns or is validly licensed or otherwise has the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) used in the Business as currently conducted.

(b)

To Seller’s Knowledge after internal commercially reasonable investigation, the Intellectual Property used by Seller does not infringe, misappropriates or otherwise violates the Intellectual Property of any third party.

(c)

Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that Seller must license or refrain from using any Intellectual Property of any third party).

(d)

To Seller’s Knowledge no third party has infringed upon, misappropriated or otherwise violated any Intellectual Property of Seller. Seller makes commercially reasonable efforts to protect and maintain its Intellectual Property.

Section 2.13. Properties.

(a)

Section 2.13(a) of the Disclosure Schedule contains a true and correct list of each parcel of Owned Real Property and a summary description of all plants and structures located thereon. Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b)

While owned by Seller, all improvements on the Owned Real Property materially conform to all applicable state and local Laws or use restrictions. To Seller’s Knowledge, the Owned Real Property is zoned for the various purposes for which such property and improvements thereon are presently being used.

(c)

Seller has not received any notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Owned Real.

(d)	There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Owned Real Property which prohibits the current use of the Real Property.

(e)

All Permits required for the occupancy and operation of the Owned Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and Seller has not received any notices of violations in connection with such items.

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(f)	Seller does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the Improvements on the Owned Real Property.

(g)

No Person, other than Buyer, has any right, option, right of first refusal or any other contract, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Owned Real Property.

Section 2.14. Material Contracts.

(a)

Section 2.14(a) of the Disclosure Schedule lists as of the date hereof, and Seller has made available to Buyer true, correct and complete copies of each of the following contracts (each, a “Material Contract”) to which Seller is a party or which bind or affect its properties or assets:

(1)

contracts containing provisions that limit the ability of Seller (or which, following the consummation of the transactions contemplated hereby, could restrict the ability of Buyer) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of Seller’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(2)

contracts that provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership; and

(3)

contracts that relate to indebtedness having an outstanding principal amount in excess of $1 million or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of Seller under such contract are greater than $1 million.

(b)

each Material Contract is valid and binding on Seller that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party thereto, have performed and complied with all material obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by Seller or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller or, to the Knowledge of Seller, by any other party thereto.

Section 2.15. Anticorruption. Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

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Section 2.16. Insurance. Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in form and amount as customary for the Business and as may be additionally required under the terms of any contract or agreement. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 2.17. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Seller.

Section 2.18. Adequacy of Acquired Assets; Title to Assets.

(a)

The Acquired Assets include, and upon the purchase of the Acquired Assets Buyer will own or have the uncontested right to use, all rights, properties (including Seller’s Intellectual Property), interests in properties, and assets necessary to permit Buyer to carry on the Business in substantially the same manner as presently conducted by Seller. Each item of tangible personal property, the Equipment and the Improvements on the Owned Real Property, are individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted.

(b)	Seller owns good, marketable, and transferable title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens.

(c)	All tangible personal property used in the Business is in the possession of Seller.

Section 2.19. Intentionally Omitted.

Section 2.20. Intentionally Omitted.

Section 2.21. Relationships With Related Persons. Seller does not own, or since the last three fiscal years has not owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller or (b) engaged in any business in competition with Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

Section 2.22. Solvency. For a period of six (6) months following the Closing Date, Seller shall have sufficient assets to pay its Liabilities (including its indemnification obligations under Article V) as they become due in the ordinary course of business and will have sufficient liquidity of assets, taking into account all Liabilities, to satisfy all of its indemnification obligations under Article V as they become due and owing.

Section 2.23. Books and Records. The books of account and other financial records of Seller, all of which have been made available to Buyer are materially complete and correct and represent actual, bona fide transactions and have been maintained materially in accordance with sound business practices. All of the minute books of Seller have been made available to Buyers, and contain materially accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

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Section 2.24. Correctness of Representations. No representation or warranty of Seller in this Agreement, or the Disclosure Schedule, or otherwise in connection with the transactions contemplated hereunder, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect. Seller does not have Knowledge of any fact that has specific application to Buyer (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

Section 2.25. Independent Investigation; Non-reliance. Seller represents that no representations or warranties have been made to Buyer other than the representations and warranties contained in this Agreement and that, in entering into the transactions contemplated by this Agreement, Seller is not relying upon any information other than that contained in this Agreement and the results of its own independent investigation.

Article III. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

Section 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.

Section 3.2. Authority. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

Section 3.3. Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority other than any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

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Section 3.5. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.6. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Buyer.

Section 3.7. Correctness of Representations. No representation or warranty of Buyer in this Agreement, or the Disclosure Schedule, or otherwise in connection with the transactions contemplated hereunder, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect. Buyer does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

Section 3.8. Independent Investigation; Non-reliance. Buyer represents that no representations or warranties have been made to Seller other than the representations and warranties contained in this Agreement and that, in entering into the transactions contemplated by this Agreement, Buyer is not relying upon any information other than that contained in this Agreement and the results of its own independent investigation.

Article IV. COVENANTS.

Section 4.1. Non-Competition and Non-Solicitation.

(a)

Effective as of the Closing Date, Seller shall not, directly or indirectly compete in the cardiology, infectious disease, molecular, pregnancy, women’s health, toxicology (urine, orals, and hair) in the point of care, laboratory, and clinical diagnostic markets, without the prior written consent of Buyer. Notwithstanding the foregoing, Melissa Waterhouse may enter into a three month consulting agreement with Seller for transition services after the Closing and this shall not violate this Section 4.1(a).

(b)

During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, Seller shall not, directly or indirectly: (i) solicit the trade of, or trade with, any customer or supplier of Buyer such that the customer or supplier of Buyer reduces the amount of business that it does (or, but for that solicitation, would do)with Buyer, or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of Buyer to terminate his, her or its employment or other relationship with Buyer.

(c)

Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Section 4.1 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.1 and shall have the right to specifically enforce Section 4.1 and its terms and provisions against Seller in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

(d)

It is the intent of the parties that each provision of this Section 4.1 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 4.1 is sought. In furtherance of the foregoing, each provision of Section 4.1 shall be severable from each other provision, and any provision of Section 4.1 that is prohibited or unenforceable in any jurisdiction shall be subject to the following:(i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable;(ii) the Governmental Entity or arbitrator considering the matter is authorized to (or, if that Governmental Entity or arbitrator is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 4.1, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 4.1 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 4.1 shall not (x) affect the validity or enforceability of any other provision of Section 4.1 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

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Section 4.2. Press Releases. Buyer and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

Section 4.3. Employment of Active Employees by Buyer.

(a)

Buyer has provided Seller with a list of current employees to whom Buyer will make an offer of employment (such current employees, the “Proposed Future Employees”). Effective immediately before the Closing, Seller will terminate the employment of all of employees who are Proposed Future Employees.

(b)

Neither Seller nor its Affiliates shall solicit the continued employment of any current employee (unless and until Buyer has informed Seller in writing that the particular current employee will not receive any employment offer from Buyer) or the employment of any Proposed Future Employee after the Closing. Buyer has informed Seller of the identities of those current employees to whom it will not make employment offers.

(c)

It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Proposed Future Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

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Section 4.4. Salaries and Benefits.

(a)

Except as set forth in Section 4.4(a) of the Disclosure Schedule, Seller shall be responsible for (i) the payment of all wages and other remuneration due to current employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (COBRA) and Sections 601 through 608 of ERISA. Buyer shall reimburse Seller for Fifty Percent (50%) of Seller’s employees’ outstanding accrued vacation on the Closing (“Accrued Vacation Pay”) conditional upon Seller allowing employees to take vacation in the ordinary course of business prior to Closing. In no event, shall accrued vacation exceed the Accrued Vacation pay set forth in Schedule 4.4(a).

(b)

Seller shall be liable for any claims made or incurred by current employees and their beneficiaries through the Closing Date under the Seller’s benefit plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(c)

For the twelve (12)-month period commencing at the Closing Date, Buyer shall provide to each Proposed Future Employee with a rate of base salary, wages, bonus opportunity and other benefits (other than equity compensation) that are substantially commensurate, in the aggregate, with the cash compensation and benefits provided by Seller immediately prior to the Closing Date.

(d)

With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices (excluding equity compensation), sponsored or maintained by Buyer, Buyer shall grant, or cause to be granted to, all Proposed Future Employees from and after the Closing Date credit for all service with the Seller prior to the Closing Date for purposes of eligibility to participate, vesting credit, eligibility to commence benefits, and severance, but excluding benefit accrual under any defined benefit pension plan and any such credit that would result in a duplication of benefits.

(e)	Nothing contained herein shall be construed as requiring the Buyer to continue any specific plans or to continue the employment of any Proposed Future Employee.

Section 4.5. Certain Taxes. Except as set forth in Section 4.6 and Section 4.13, payment of All Taxes Resulting From Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Laws. Under no circumstances shall this Section 4.5. be interpreted to (a) obligate Seller to pay the income Taxes of any of its stockholders or (b) create any rights, as a third party beneficiary or otherwise, in favor of any Person other than Buyer or Seller

Section 4.6. Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

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Section 4.7. Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 4.5., Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities.

Section 4.8. Removing Excluded Assets. Seller shall use its best efforts to remove all Excluded Assets from all facilities of the Business to be occupied by Buyer after the Closing. Such removal shall be done in such manner as to avoid any damage to such facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Acquired Assets or to such facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this provision, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; or (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith. Seller promptly shall reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date. No breach of this Section 4.8 shall be deemed a breach of this Agreement.

Section 4.9. Reports and Returns. After the Closing, Seller and Buyer promptly shall cooperate with one another to prepare and file all reports and returns required by Laws relating to the business of Seller as conducted using the Acquired Assets, to and including the Closing.

Section 4.10. Customer and Other Business Relationships. After the Closing, Seller will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Seller shall not, and shall use its commercially reasonable efforts to be sure that none of its officers, employees, agents or stockholders, take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business.

Section 4.11. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of Seller delivered to Buyer. Seller shall have the right to retain copies of any and all such records for all legitimate purposes of Seller, including preparation of financial statements and tax returns. Buyer also shall provide reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice. Prior to the destruction of any records of Seller delivered to Buyer, Buyer shall notify Seller of such proposed destruction and shall offer Seller the option, exercisable within thirty (30) days after Seller’s receipt of such notice, to retake possession and ownership of any such Records.

Section 4.12. Restrictions on Seller Dissolutions or Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 4.5 and 4.6. As used in this Section 4.12, “adequate provision for payment” shall include any agreement by one or more stockholders of Seller to assume and agree to pay, discharge, and satisfy such obligations as they become due.

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Section 4.13. Bulk Sales. Buyer covenants to pay in a timely manner any bulk sales Tax as a result of the transactions contemplated hereunder.

Section 4.14. Effect of Investigation. Either party’s right to indemnification or other remedy based on the representations, warranties, and covenants of the other party contained herein will not be affected by any investigation conducted by either party with respect to, or any knowledge acquired by such party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, or covenant.

Section 4.15. Conduct of Business. From and after the Effective Date of this Agreement until the Closing, Seller (i) shall operate its business and maintain Acquired Assets in the ordinary course consistent with past practice, (ii) shall not sell or otherwise dispose of, transfer or agree to sell, transfer or dispose of any of the Acquired Assets, except in the ordinary course of business consistent with past practices; and (iii) shall promptly advise Buyer before entering into or modifying in any material respect any Material Contracts or incurring any material obligations outside of the ordinary course of business consistent with past practices.

Article V. INDEMNIFICATION.

Section 5.1. Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its respective directors, officers, employees and agents (collectively, the “Buyer Indemnitees”) from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of or in connection, with respect to or by reason of:

(a)	any inaccuracy or breach of the representations and warranties of Seller in this Agreement, any exhibit, or any certificate or instrument delivered by Seller pursuant to this Agreement;

(b)	any default by Seller in the performance or observance of any of its covenants or agreements under this Agreement;

(c)	Any Excluded Asset or any Retained Liabilities conducted on or prior to the Closing Date;

(d)	any Liability arising directly or indirectly from the employment of employees on or prior to Closing Date;

(e)	any breach of intellectual property rights of a third party as constituted on or before the Closing without modification by Buyer; or

(f)	any Liability resulting from product recalls for products manufactured or sold as constituted on or before the Closing without modification by Buyer.

Section 5.2. Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its respective directors, officers, employees and agents (collectively, the “Seller Indemnitees”) from and against any and all Losses, incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy or breach of the representations and warranties of Buyer in this Agreement, any exhibit, or any certificate or instrument delivered by Buyer pursuant to this Agreement; or

(b)	any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement.

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Section 5.3. Survival of Representations and Warranties. All representations. warranties, and covenants made in this Agreement or in connection with the transactions contemplated in this Agreement shall survive the Closing until the twenty four (24) month anniversary of the Closing Date; provided, however, that the representations and warranties in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.17 (Brokers), Section 3.1 (Organization), Section 3.2 (Authority) and Section 3.6 (Brokers) (collectively, the “Fundamental Representations”), shall survive until 60 days after the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein that by their nature are to be satisfied, performed or fulfilled from and after the Closing, shall survive the period of time explicitly specified therein and, if not explicitly specified, indefinitely.

Section 5.4. Certain Limitations.

(a)

The Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 5.1 until the aggregate amount of all Losses in respect of indemnification under Section 5.1 exceeds Fifteen Thousand Dollars ($15,000) (the “Basket”), in which event the Buyer Indemnitees shall be entitled to recover only the amount of such Losses in excess of the Basket.

(b)

The Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 5.2 until the aggregate amount of all Losses in respect of indemnification under Section 5.2 exceeds the Basket, in which event the Seller Indemnitees shall be shall be entitled to recover only the amount of such Losses in excess of the Basket.

(c)

The aggregate amount of all Losses for which an indemnifying party shall be liable under Section 5.1(a) or Section 5.2(a), as the case may be, after giving effect to Section 5.4(a) and Section 5.4(b), as the case may be, shall not exceed One Million Dollars ($1,000,000) (the “Indemnification Cap”). Except as set forth in the preceding sentence, the aggregate amount of all Losses for which either party shall be liable under this Agreement with respect to any and all claims, including, without limitation, claims for breach of any representation, warranty, covenant, agreement or obligation set forth herein (including under Sections 5.1(b)-(f) or Section 5.2(b) hereof) or otherwise relating to the subject matter of this Agreement, shall not exceed Three Million Dollars ($3,000,000) (the “Liability Cap”).

(d)

Notwithstanding the foregoing, the limitations set forth in Section 5.4(a), Section 5.4(b) and Section 5.4(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of intentional fraud or any inaccuracy in or breach of any Fundamental Representation.

(e)

At Closing, Buyer shall deposit Three Hundred Thousand ($300,000) of the Purchase Price in a Buyer bank account (“Retention Fund), which amount, after delivery of the Distribution Notice to, and consultation with, Seller, and subject to the last sentence of this Section 5.4(e), may be used in Buyer’s reasonable discretion to partially or fully satisfy Seller’s indemnification obligations, claims against Buyer for Seller’s tax liabilities, and claims against Buyer for Seller’s Retained Liabilities. The Retention Fund shall be subject to the Basket and Cap provisions and other terms of this Agreement. The Retention Fund shall be held for a period of six months post-Closing and the remaining balance plus interest shall be distributed to Seller within thirty (30) days after the expiration of six months post-Closing. The Buyer shall promptly, but in no event thirty (30) days prior to the intended payment from the Retention Fund, provide Seller with notice of any intended payment (“Distribution Notice”) made from the Retention Fund. Seller will have thirty (30) days from receipt of each Distribution Notice to pay such claim or provide a detailed reasonable objection disputing the potential distribution hereunder. Buyer and Seller shall consider and negotiate the dispute in good faith, and, if Buyer and Seller cannot agree on a resolution to the dispute, then the disputed amount shall not be paid out of the Retention Fund and the dispute will be resolved by a court of competent jurisdiction.

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(f)

In calculating the amount of Losses recoverable pursuant to this Article V, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

Section 5.5. Indemnification Procedure.

(a)

Promptly after receipt by an indemnified party of notice of the commencement of any Action against it, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)

If any Action referred to in Section 5.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action, the indemnifying party will be bound by any determination made in good faith in such Action or any compromise or settlement effected by the indemnified party.

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Article VI. CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (collectively, a “Governmental Order”) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Seller contained in Article II shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have an effect that the Buyer would deem material.

(b)

Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

(c)	Seller shall have delivered to Buyer duly executed counterparts to the transaction documents (other than this Agreement) and such other documents and deliveries set forth herein.

(d)

Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Seller Closing Certificate”).

(e)

Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)

Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the transaction documents and the other documents to be delivered hereunder and thereunder.

(g)	Seller shall have received the approval of its stockholders to consummate the transactions contemplated hereunder.

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Section 6.3.       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)

The representations and warranties of Buyer contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)

Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

(c)	Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the transaction documents (other than this Agreement) and such other documents and deliveries set forth herein.

(d)

Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Buyer Closing Certificate”).

(e)

Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)

Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the transaction documents and the other documents to be delivered hereunder and thereunder.

Article VII. TERMINATION

Section 7.1.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)	by Buyer by written notice to Seller if:

(i)

Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller by February 28, 2023 (the “Drop Dead Date”); or

(ii)

any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

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(c)	by Seller by written notice to Buyer if:

(i)

Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)

any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by Buyer or Seller in the event that:

(i)	there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)

any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this Article VII and Article VIII hereof; and

(b)	that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Article VIII. MISCELLANEOUS.

Section 8.1. Entire Agreement; Assignment; Amendments. This Agreement (including the Disclosure Schedule and the exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement may be amended only by a writing signed by each of the parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

Section 8.2. Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

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Section 8.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) upon confirmation of receipt by the addressee, if such notice or communication is delivered via facsimile or e-mail to the facsimile telephone number or e-mail address, as applicable, specified in this Section 8.3 or (b) upon receipt at address of the addressee specified in this Section 8.3, if such notice or communication is delivered by U.S. mail, courier or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Buyer, to:
Healgen Scientific Limited Liability Company
3818 Fuqua St
Houston, Texas 77047
Email: Cindy.Horton@Healgen.com
Attention: Chief Executive Officer
with a copy (which will not constitute notice to Buyer) to:
Darlene Kolaja, PC
11606 Highgrove Drive
Houston, Texas 77077
Email: Darlene@DKKLaw.com
Attention: Darlene Kolaja
If to Seller, to:
American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106
Attention: Melissa Waterhouse, Chief Executive Officer
Email: mdwaterhouse@abmc.com
with a copy (which will not constitute notice to Seller) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Spencer G. Feldman, Esq.
Email: SFeldman@olshanlaw.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

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Section 8.4. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5. Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a

Section 8.8. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to article, section, paragraph, exhibit and disclosure schedule are to the articles, sections, paragraphs, exhibits and disclosure schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 8.9. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Improvements” means all buildings, structures, fixtures and other improvements included in the Real Property.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” of Seller with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of Melissa Waterhouse and Lawrence Ferringo;

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“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business or Seller, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any change, event, effect or circumstance arising from or related to COVID-19; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller compared to other participants in the industries in which the Seller operates.

“Net Income” means, for a given period of time, the pre-tax net income of the Business during such period as determined in accordance with GAAP consistently applied.

“Owned Real Property” means all real property listed on Section 2.13(a) of the Disclosure Schedule that is owned by Seller and used in the Business, and all of Seller’s right, title, and interest in the Improvements located thereon, together with all water lines, rights of way, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (iii) pledges or deposits to secure the obligations under the existing indebtedness of Seller set forth in Disclosure Section 1.6; (iii) and all Liens created or incurred by any owner, landlord, sublandlord or other Person in title;

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Real Property Taxes” means all ad valorem taxes imposed upon the Real Property and any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date.

“Transfer Taxes” means all sales, use, transfer and all other non-income taxes, and any fees incurred in connection with the purchase and sale of the Acquired Assets.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BUYER:

HEALGEN SCIENTIFIC LIMITED LIABILITY COMPANY

By:	/s/ Jianqiu Fang
Name:	Jianqiu Fang
Title:	President

SELLER:

AMERICAN BIO MEDICA CORPORATION

By:	/s/ Melissa Waterhouse
Name:	Melissa Waterhouse
Title:	Chief Executive Officer

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